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                                                                  EXHIBIT (8)-2


                   Skadden, Arps, Slate, Meagher & Flom LLP
                               919 Third Avenue
                           New York, New York 10022
                                (212) 735-3000


                               September 4, 1998




Sierra Pacific Resources
6100 Neil Road
Reno, Nevada 89511

          Re:  Agreement and Plan of Merger Among Nevada
               Power Company, Sierra Pacific Resources,
               Desert Merger Sub, Inc. and Lake Merger Sub, Inc.
               -------------------------------------------------

Ladies and Gentlemen:

          We have acted as special tax counsel to Sierra Pacific Resources, a Nevada corporation (the "Company") in connection with the Agreement and Plan of Merger, dated as of April 29, 1998 ("Merger Agreement"), among the Company, Nevada Power Company, a Nevada corporation ("Nevada Power"), Desert Merger Sub, Inc., a Nevada corporation and a wholly owned subsidiary of the Company ("Desert Merger Sub"), and Lake Merger Sub, Inc., a Nevada corporation and a wholly owned subsidiary of the Company ("Lake Merger Sub"). Capitalized terms used herein but not defined have the meaning assigned to them in the Merger Agreement.

          Pursuant to the Merger Agreement: (i) Lake Merger Sub will be merged with and into the Company with the Company as the surviving corporation (the "First Merger") and each issued and outstanding share of Sierra Pacific Common Stock will be converted into either $37.55 in cash or
1.44 fully paid and non-assessable shares of Sierra Pacific Common Stock, as stated in section 2.1(c) of the Merger Agreement; and (ii) Nevada Power will be merged with and into Desert Merger Sub with Desert Merger Sub as the surviving corporation (the "Second Merger") and each issued and outstanding share of Nevada Power Common Stock ("Nevada Power Common Stock") will be converted into either $26.00 in cash or one (1) fully paid and non-assessable share of Sierra Pacific Common Stock, as stated in section 2.2(c) of the Merger Agreement.

          For purposes of this opinion, we have relied upon, and assumed the completeness, truth, and accuracy of the information contained in the Merger Agreement and in the Joint Proxy Statement/Prospectus and have assumed that the First Merger and the Second Merger will be consummated (A) in accordance with the terms of the Merger Agreement and that none of the terms or conditions contained therein has been or will be waived or modified in any respect and (B) as described in the Joint Proxy Statement/Prospectus. In addition, we have relied upon certain customary assumptions and representations of the Company, Nevada Power, Desert Merger Sub and Lake Merger Sub and have assumed, in connection

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therewith, that any such representations that are qualified by reference to the knowledge of the representor (E.G., a representation that a statement is true "to the knowledge of" management) are true without such qualification. Moreover, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents.

          Based upon and subject to the foregoing, and provided that the Merger Agreement and tax representations referenced above set forth all of the material facts relating to the First Merger and the Second Merger fully and accurately as of the date hereof, and will continue to set forth such facts fully and accurately at all times to and including the Effective Time of the First Merger and the Effective Time of the Second Merger, we are of the opinion that: (i) the First Merger will be a tax-free transaction under the Code and that the Company, Lake Merger Sub, and the stockholders of the Company who exchange their shares solely for Sierra Pacific Common Stock will recognize no gain or loss for federal income tax purposes as a result of the consummation of the First Merger; and (ii) the Second Merger will be a tax-free reorganization under the Code and that Nevada Power, Desert Merger Sub and the stockholders of Nevada Power who exchange their shares solely for Sierra Pacific Common Stock will recognize no gain or loss for federal income tax purposes as a result of the consummation of the Second Merger.

          This opinion relates solely to the federal income tax consequences of the First Merger and the Second Merger, and no opinion is expressed as to consequences under any foreign, state or local tax law. Further, and notwithstanding anything in the foregoing to the contrary, no opinion is expressed as to the effect upon the opinion set forth above of any provision of law that may affect any particular person differently than any other person, by reason of such first-mentioned person's special status, characteristics or situation, including, but not limited to, (i) employees of the Company or Sierra Pacific, and (ii) stockholders of the Company or Sierra Pacific who are not U.S. persons (within the meaning of Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended (the "Code")). Except as explicitly stated herein, no other opinion is expressed or implied. This opinion is based upon the currently applicable provisions of the Code, regulations thereunder, current published positions of the Internal Revenue Service, and judicial authorities published to date, all of which are subject to change by the Congress, the Treasury Department, the Internal Revenue Service or the courts. Any such change may be retroactive with respect to transactions entered into prior to the date of such change. No assurance can be provided as to the effect upon our opinion of any such change. Finally, this opinion is not binding upon the Internal Revenue Service or the courts, and no assurance can be given that they will accept this opinion or agree with the views expressed herein.

          This opinion is intended for the sole benefit of the Company, and is not to be relied upon by any other person without our prior written consent.

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          We hereby consent to the filing of this opinion as Exhibit (8)-2 to the Joint Proxy Statement/Prospectus on Form S-4, and to the reference to us under the caption "Legal Matters" in the Joint Proxy Statement/Prospectus.

                         Very truly yours,


                         /s/ Skadden, Arps, Slate, Meagher & Flom LLP

                         Skadden, Arps, Slate, Meagher & Flom LLP